press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	November 2, 2012		716-687-4225

MOOG ANNOUNCES Fourth QUARTER EPS up 10%
AND FISCAL 2012 EPS up 13%

Moog Inc. (NYSE: MOG.A and MOG.B) announced today fiscal year 2012 sales of $2.47 billion, up 6%. Net earnings of $152 million were 12% higher and earnings per share of $3.33 were 13% higher compared to last year. For the fourth quarter, sales of $633 million were up 2%. Net earnings were $42 million, up 10%, and earnings per share of $.91 were 10% higher than last year.

Aircraft sales for the year were $963 million, up 13%. Commercial aircraft sales for the year of $388 million were up 21%. OEM sales to Boeing increased 19%, sales to business jet manufacturers were 35% higher and commercial aftermarket revenues of $117 million were up 14% over a year ago. Total military sales were $576 million, up 9%, led by strong foreign military sales, F-35 production and aftermarket sales. Military aftermarket sales were a record $214 million.

In the fourth quarter, Aircraft sales of $254 million increased 11% from the same quarter last year. Commercial revenues increased 28% as production rates for the Boeing 787 aircraft continued to ramp up. Military aircraft sales were up marginally on strong aftermarket activity.

Space and Defense segment sales of $359 million for the year were 1% higher than a year ago. Sales of controls for launch vehicles and NASA increased 22%, in part due to new common thrust vector controls for the Delta IV and Atlas launch vehicles. Sales of satellite controls were 34% higher due to recent acquisitions, while security product sales were lower as sales for the Driver’s Vision Enhancer program wound down. For the fourth quarter, Space and Defense sales mirrored the year’s trend.

The Industrial Systems segment had revenues for the year of $634 million, a slight increase over last year. Sales for simulation and test equipment were very strong, up 22%. Non-renewable energy products were 20% higher. Industrial automation sales were softer, down 5%, due to currency effects. Wind energy sales were 14% lower than last year as demand in China continued to wane. Industrial Systems sales in the fourth quarter were down 14% on softer industrial automation sales, reduced demand for wind energy products and a stronger U.S. dollar.

Components Group sales were $374 million for the year, up 6%. Growth in marine, medical and industrial markets more than offset slightly lower aircraft sales. Sales for the quarter were a record $100 million. The quarter results reflected higher marine sales, in part due to the recent Tritech acquisition.

The Medical Devices segment generated sales of $140 million for the year, down 2% from the year previous on lower sensor and surgical handpiece sales. For the quarter, sales in Medical Devices of $36 million were down 3% from a year ago.

Year-end backlog of $1.3 billion was level with the prior year.

The Company also updated its projections for fiscal 2013. Given the uncertain global industrial economic outlook, the Company’s forecast includes sales of $2.65 billion with a range of +/- $25 million. Net earnings are forecast between $160 million and $170 million and earnings per share between $3.50 and $3.70. The midpoint, $3.60, represents an 8% increase in EPS.

“Over the last three years, sales have increased 34% and earnings per share are up 68%,” said John Scannell, CEO. “We have delivered this improvement despite the reduced military spending and the tepid industrial recovery. We believe our diversity across markets and geographies, as well as our excellent position on the most important military and commercial programs has been the key to this strong performance and we’re confident these factors will continue to benefit us in 2013.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate
•	we operate in highly competitive markets with competitors who may have greater resources than we possess

•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment
•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results
•	our new product research and development efforts may not be successful which could reduce our sales and earnings
•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete
•	our business operations may be adversely affected by information systems interruptions or infringements
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth
•	our sales and earnings growth may be affected if we cannot identify, acquire or integrate strategic acquisitions
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments
•	unforeseen exposure to additional tax income liabilities may affect our operating results
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business
•	the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages
•	future terror attacks, natural disasters or other catastrophic events beyond our control could negatively impact our business
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net sales	$632,727	$619,061	$2,469,536	$2,330,680
Cost of sales	440,406	440,269	1,724,232	1,651,191

Gross profit	192,321	178,792	745,304	679,489

Research and development	32,118	29,033	116,403	106,385
Selling, general and administrative	97,888	91,719	385,051	354,727
Interest	8,564	8,654	34,312	35,666
Other	1,007	333	697	(1,074)

Earnings before income taxes	52,744	49,053	208,841	183,785

Income taxes	10,947	10,892	56,379	47,764

Net earnings	$41,797	$38,161	$152,462	$136,021

Net earnings per share

Basic	$0.92	$0.84	$3.37	$2.99

Diluted	$0.91	$0.83	$3.33	$2.95

Average common shares outstanding

Basic	45,289,341	45,573,714	45,246,960	45,501,806

Diluted	45,704,007	46,037,119	45,718,324	46,047,422

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net Sales

Aircraft Controls	$253,733	$227,818	$963,421	$850,490

Space and Defense Controls	93,412	92,536	358,755	355,762

Industrial Systems	149,742	173,312	633,713	629,312

Components	99,956	88,503	374,081	353,142

Medical Devices	35,884	36,892	139,566	141,974

Net sales	$632,727	$619,061	$2,469,536	$2,330,680

Operating Profit and Margins

Aircraft Controls	$29,146	$21,478	$104,582	$83,776
	11.5%	9.4%	10.9%	9.9%

Space and Defense Controls	10,316	11,596	42,854	49,245
	11.0%	12.5%	11.9%	13.8%

Industrial Systems	12,265	18,676	63,243	62,805
	8.2%	10.8%	10.0%	10.0%

Components	16,138	8,930	57,303	50,353
	16.1%	10.1%	15.3%	14.3%

Medical Devices	998	2,079	5,443	241
	2.8%	5.6%	3.9%	0.2%
Total operating profit	68,863	62,759	273,425	246,420
	10.9%	10.1%	11.1%	10.6%

Deductions from Operating Profit

Interest expense	8,564	8,654	34,312	35,666

Equity-based compensation expense	686	1,033	6,226	6,952

Corporate expenses and other	6,869	4,019	24,046	20,017

Earnings before Income Taxes	$52,744	$49,053	$208,841	$183,785

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 29,	October 1,
	2012	2011

Cash	$148,841	$113,679

Receivables	744,551	655,805

Inventories	538,262	502,373

Other current assets	117,254	108,589

Total current assets	1,548,908	1,380,446

Property, plant and equipment	546,179	503,872

Goodwill and intangible assets	975,049	932,566

Other non-current assets	35,771	26,083

Total assets	$3,105,907	$2,842,967

Short-term borrowings	$90,774	$9,283

Current installments of long-term debt	3,186	1,407

Contract loss reserves	48,428	45,173

Other current liabilities	521,488	490,527

Total current liabilities	663,876	546,390

Long-term debt	670,662	714,757

Other long-term liabilities	466,579	389,929

Total liabilities	1,801,117	1,651,076

Shareholders' equity	1,304,790	1,191,891

Total liabilities and shareholders' equity	$3,105,907	$2,842,967